Exhibit 4.1

Second Supplemental Indenture dated as of September 1, 2009 (this “Second Supplemental Indenture”), between Medarex, Inc., a New Jersey corporation (the “Company”), and Wilmington Trust Company, a Delaware banking company, as trustee (the “Trustee”).

WHEREAS, the Company has duly issued its 2.25% Convertible Senior Notes due May 15, 2011 (the “Securities”), in aggregate principal amount of $150,000,000 pursuant to an Indenture dated as of May 3, 2004 (the “Original Indenture”), between the Company and the Trustee, as supplemented by the First Supplemental Indenture dated as of October 4, 2006 (the “First Supplemental Indenture” and, together with the Original Indenture, the “Indenture”), between the Company and the Trustee;

WHEREAS, pursuant to the Agreement and Plan of Merger dated as of July 22, 2009 (the “Merger Agreement”), among Bristol-Myers Squibb Company, a Delaware corporation (“Parent”), Puma Acquisition Corporation, a New Jersey corporation and a wholly owned subsidiary of Parent (“Sub”), and the Company, Sub agreed to merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”), other than the shares of Common Stock owned as treasury stock by the Company or owned by Parent or Sub immediately prior to the effective time of the Merger (the “Effective Time”), converted, at the Effective Time, into the right to receive $16.00 in cash, without interest thereon (the “Merger Consideration”), and such shares of Common Stock are no longer outstanding and were automatically canceled and cease to exist, and each holder of a certificate, or evidence of shares held in book-entry form, that immediately prior to the Effective Time represented any such shares, ceases to have any right with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement;

WHEREAS, the Company is required to execute and deliver to the Trustee a supplemental indenture pursuant to Section 7.1 and Section 12.11 of the Indenture; and

WHEREAS, Section 8.1 of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may enter into a supplemental indenture without the consent of the Holders of the Securities, to, among other things, comply with Section 12.11 of the Indenture;

WHEREAS, all conditions precedent to the execution and delivery of this Second Supplemental Indenture pursuant to the terms of the Indenture have been satisfied;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree for the equal ratable benefit of the Holders of the Securities as follows:

2

ARTICLE I

Definitions

SECTION 1.01. Definitions.  Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Indenture.

ARTICLE II

Conversion

SECTION 2.01. Conversion Right.  Notwithstanding any provision of the Indenture or the Securities to the contrary, subject to and upon compliance with the provisions of this Article II of this Second Supplemental Indenture, the Holder of any Security Outstanding at the Effective Time of the Merger shall have the right, at the Effective Time and during the period such Security shall be convertible as specified in Section 12.1 of the Indenture and the Securities, to convert such Security only into $1,166.6064 in cash, without interest thereon, per U.S.$1,000 principal amount of Securities.

SECTION 2.02. References to Conversion Right.  All references in the Indenture and the Securities to the Securities being convertible into shares of Common Stock of the Company shall be deemed, where applicable, to be references to the Securities being convertible into cash as set forth in Section 2.01 hereof.  In addition, references in the Indenture and the Securities to the shares of Common Stock into which a Security has been converted shall be deemed, where applicable, to be references to the cash into which such Security has been converted.

ARTICLE III

Amendments to the Indenture

SECTION 3.01. Amendments to Article XII of the Indenture.  Sections 12.3, 12.4, 12.5, 12.7, 12.9 and 12.12 of the Indenture are hereby deleted in their entirety and replaced with the following language:  “[Reserved]”.  Any defined terms used in the aforementioned Sections within said Article XII and not elsewhere in the Indenture shall be deemed to be deleted in their entirety.

ARTICLE IV

Miscellaneous

SECTION 4.01. New York Law to Govern.  THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SECOND SUPPLEMENTAL INDENTURE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

SECTION 4.02. Counterparts.  The parties may sign any number of copies of this Second Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION 4.03. Effect of Headings.  The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 4.04. Confirmations; Effectiveness.  As amended by this Second Supplemental Indenture, the Indenture and the Securities are ratified and confirmed in all respects, and the Indenture as so amended shall be read, taken and construed as one and the same instrument.  This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4.05. Trust Indenture Act.  If and to the extent that any provision of this Second Supplemental Indenture limits, qualifies or conflicts with another provision included in this Second Supplemental Indenture or in the Indenture, which is required to be included in this Second Supplemental Indenture or the Indenture by the Trust Indenture Act of 1939, as amended (the “TIA”), such required provision of the TIA shall control.

SECTION 4.06. Separability Clause.  In case any provision in this Second Supplemental Indenture or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.07. Trustee Disclaimer.  The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Securities.  The recitals and statements herein and in the Securities are deemed to be those of the Company and not of the Trustee, and the Trustee assumes no responsibility for the correctness thereof.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed and attested, all as of the date first written above.

MEDAREX, INC.
by
/s/ Jeremy Levin
Name:
Title:

WILMINGTON TRUST COMPANY, a Delaware Banking Company, as Trustee,
by
/s/ W. T. Morris II
Name: W. Thomas Morris, II
Title: Vice President

[signature page to Second Supplemental Indenture for 2.25% Convertible Senior Notes]